                        INVESTMENT SUBADVISORY AGREEMENT

     INVESTMENT SUBADVISORY AGREEMENT, dated as of _________ __, 2006 by and between Diversified Investment Advisors, Inc., a Delaware corporation ("Diversified") and BlackRock Financial Management, Inc., a Delaware corporation ("Subadvisor").

                                   WITNESSETH:

     WHEREAS, Diversified has been organized to operate as an investment advisor registered under the Investment Advisers Act of 1940 and has been retained to provide investment advisory services to the Core Bond Portfolio ("Portfolio"), a series of Diversified Investors Portfolios, a diversified open-end management investment company registered under the Investment Company Act of 1940 ("1940 Act");

     WHEREAS, BlackRock Advisors, Inc., an affiliate of the Subadvisor, currently serves as sub-adviser to the Portfolio pursuant to an Investment Subadvisory Agreement dated as of December 3, 2001 between BlackRock Advisors, Inc. and Diversified;

     WHEREAS, Diversified desires to retain the Subadvisor to furnish it with portfolio investment advisory services in connection with Diversified's investment advisory activities on behalf of the Portfolio, and the Subadvisor is willing to furnish such services to Diversified;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

     1. Duties of the Subadvisor. In accordance with and subject to the Investment Advisory Agreement between the Portfolio and Diversified, attached hereto as Schedule A (the "Advisory Agreement"), Diversified hereby appoints the Subadvisor to perform the portfolio investment advisory services described herein for the investment and reinvestment of the Portfolio's assets ("Assets"), subject to the control and direction of Diversified and the Diversified Investors Portfolios' Board of Trustees, for the period and on the terms hereinafter set forth.

     The Subadvisor shall provide Diversified with such investment advice and supervision as the latter may from time to time consider necessary for the proper supervision of the Portfolio's assets. The Subadvisor shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the assets of the Portfolio shall be held uninvested, subject always to the provisions of the 1940 Act and to the Portfolio's then-current Registration Statement on Form N-1A.

     In particular, the Subadvisor shall, without limiting the foregoing: (i) continuously review, supervise and implement the investment program of the Portfolio; (ii) monitor regularly the relevant securities for the Portfolio to determine if adjustments are warranted and, if so, to make such adjustments;
(iii) determine, in the Subadvisor's discretion, the securities to be purchased or sold or exchanged in order to keep the Portfolio in balance with its designated investment strategy; (iv) determine, in the Subadvisor's discretion, whether to exercise warrants or other rights with respect to the Portfolio's securities; (v) determine, in the Subadvisor's discretion, whether the merit of an investment has been substantially impaired by extraordinary events or financial conditions, thereby warranting the removal of such securities from the Portfolio; (vi) as promptly as practicable after the end of each calendar month, furnish a report showing: (a) all transactions during such month, (b) all assets of the Portfolio on the last day of such month, rates of return, and (c) such other information relating to the Portfolio as Diversified may reasonably request; (vii) meet at least four times per year with Diversified and with such other persons as may be designated on reasonable notice and at reasonable locations, at the request of Diversified, to discuss general economic conditions, performance, investment strategy, and other matters relating to the Portfolio; (viii) provide the Portfolio with records concerning the Subadvisor's activities which the Portfolio is required by law to maintain; and (ix) render regular reports to the Portfolio's officers and Directors concerning the Subadvisor's discharge of the foregoing responsibilities.

     The Subadvisor shall also make recommendations to Diversified as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the securities comprising the Assets shall be exercised, and Subadvisor shall be responsible for effecting such recommendations.

     Should the Board of Trustees at any time establish an investment policy with respect to the Portfolio and notify the Subadvisor thereof in writing, the Subadvisor shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such policy has been revoked.

     The Subadvisor shall take, on behalf of the Portfolio, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of Portfolio securities for the Portfolio's account with brokers or dealers selected by it, and to that end the Subadvisor is authorized as the agent of the Portfolio to give instructions to the custodian of the Portfolio as to deliveries of securities and payments of cash for the account of the Portfolio. Subject to the primary objective of obtaining the best available prices and execution, the Subadvisor may place orders for the purchase and sale of portfolio securities with such broker/dealers who provide research and brokerage services to the Portfolio within the meaning of Section 28(e) of the Securities Exchange Act of 1934, to the Subadvisor, or to any other fund or account for which the Subadvisor provides investment advisory services and may place such orders with broker/dealers who sell shares of the Portfolio or who sell shares of any other fund for which the Subadvisor provides investment advisory services. Broker/dealers who sell shares of the funds of which BlackRock Advisors, Inc. is investment advisor shall only receive orders for the purchase or sale of portfolio securities to the extent that the placing of such orders is in compliance with the Rules of the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.

     Notwithstanding the provisions of the previous paragraph and subject to such policies and procedures as may be adopted by the Board of Trustees and officers of the Portfolio, the Subadvisor may pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where the Subadvisor has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Subadvisor's overall responsibilities with respect to the Portfolio and to other funds and clients for which the Subadvisor exercises investment discretion.

     2. Allocation of Charges and Expenses. The Subadvisor shall furnish at its own expense all necessary services, facilities and personnel in connection with its responsibilities under Section 1 above. It is understood that the Portfolio will pay all of its own expenses and liabilities including, without limitation, compensation and out-of-pocket expenses of Trustees not affiliated with the Subadvisor or Diversified; governmental fees; interest charges; taxes; membership dues; fees and expenses of independent auditors, of legal counsel and of any transfer agent, administrator, distributor, shareholder servicing agents, registrar or dividend disbursing agent of the Portfolio; expenses of distributing and redeeming shares and servicing shareholder accounts; expenses of preparing, printing and mailing prospectuses, shareholder reports, notices, proxy statements and reports to governmental officers and commissions and to shareholders of the Portfolio; expenses connected with the execution, recording and settlement of Portfolio security transactions; insurance premiums; fees and expenses of the custodian for all services to the Portfolio, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of shares of the Portfolio; expenses of shareholder meetings; expenses of litigation and other extraordinary or non-recurring events and expenses relating to the issuance, registration and qualification of shares of the Portfolio.

     3. Compensation of the Subadvisor. For the services to be rendered, Diversified shall pay to the Subadvisor an investment advisory fee computed in accordance with the terms of Schedule B herewith attached. If the Subadvisor serves for less than the whole of any period specified, its compensation shall be prorated.

     4. Covenants and Representations of the Subadvisor. The Subadvisor agrees that it will not deal with itself, or with the Trustees of the Portfolio or with Diversified, or the Portfolio's principal underwriter or distributor as principals in making purchases or sales of securities or other property for the account of the Portfolio, except as permitted by the 1940 Act, and will comply with all other provisions of the Declaration of Trust and any current Registration Statement on Form N-1A of the Portfolio relative to the Subadvisor, Advisor and its Trustees and officers.

     5. Limits on Duties. The Subadvisor shall be responsible only for managing the Assets in good faith and in accordance with the investment objectives, fundamental policies and restrictions, and shall have no responsibility whatsoever for, and shall incur no liability on account of (i) diversification, selection or establishment of such investment objectives, fundamental policies and restrictions (ii) advice on, or management of, any other assets for Diversified or the Portfolio, (iii) filing of any tax or information returns or forms, withholding or paying any taxes, or seeking any exemption or refund, (iv) registration of the Portfolio with any government or agency, or (v) administration of the plans and trusts investing through the Portfolio, or (vi) overall Portfolio compliance with the requirements of the 1940 Act, which requirements are outside of the Subadvisor's control, and Subchapter M of the Internal Revenue Code of 1986, as amended. Diversified agrees that requirements imposed by the 1940 Act, Subchapter M, or any other applicable laws, that are outside Subadvisor's control include compliance with any percentage limitations applicable to the Portfolio's assets that would require knowledge of the Portfolio's holdings other than the Assets subject to this Agreement. Subadvisor shall be indemnified and held harmless by Diversified for any loss in carrying out the terms and provisions of this Agreement, including reasonable attorney's fees, indemnification to the Portfolio, or any shareholder thereof and, brokers and commission merchants, fines, taxes, penalties and interest. Diversified agrees that the Subadvisor shall not be liable under this Agreement for any mistake in judgment provided that nothing in this Agreement shall be deemed to protect or purport to protect the Subadvisor against any liability to Diversified to which Subadvisor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of Subadvisor's duties under this Agreement or by reason of Subadvisor's reckless disregard of its obligations and duties hereunder, and provided, further, that in such cases, the indemnification by Diversified, referred to above, shall be inapplicable.

     The Subadvisor may apply to Diversified at any time for instructions and may consult counsel for Diversified or its own counsel with respect to any matter arising in connection with the duties of the Subadvisor. Also, the Subadvisor shall be protected in acting upon advice of Diversified and/or Diversified's counsel and upon any document which Subadvisor reasonably believes to be genuine and to have been signed by the proper person or persons.

     6. Exclusivity. Subadvisor represents to Diversified that during the term of this Agreement, Subadvisor will consider not managing through any open-end investment company or insurance company separate account registered under the

1940 Act, any core bond fund that (i) utilizes investment strategies identical to those employed by Subadvisor for Diversified under this Agreement, (ii) has identical investment objectives and guidelines to the Portfolio being managed in accordance with this Agreement and (iii) is identical in size, structure and focus to the Portfolio, if, to the knowledge of Subadvisor, such investment vehicles are designed primarily for retirement plans described in Schedule C attached hereto.

     Notwithstanding the preceding paragraph above, Subadvisor is not and will not be precluded from providing such management services on behalf of any mutual fund that is currently or in the future advised, underwritten, sponsored or otherwise organized by any entity that (i) is an affiliated person of Subadvisor within the meaning of section 2(a)(3) of the 1940 Act or (ii) Subadvisor has a pre-existing relationship with prior to December 3, 2001.

     7. Duration, Termination and Amendments of this Agreement. This Agreement shall become effective as of the day and year first above written and shall govern the relations between the parties hereto thereafter, and, unless terminated earlier as provided below, shall remain in force for two years, on which date it will terminate unless its continuance thereafter is specifically approved at least annually (a) by the vote of a majority of the Trustees of the Portfolio who are not "interested persons" with respect to this Agreement or of the Subadvisor or Diversified at an in person meeting specifically called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Portfolio or by vote of a majority of the outstanding voting securities of the Portfolio.

     This Agreement may be terminated at any time without the payment of any penalty by the Trustees, or by the vote of a majority of the outstanding voting securities of the Portfolio, or by Diversified. The Subadvisor may terminate the Agreement only upon giving 90 days' advance written notice to Diversified. This Agreement shall automatically terminate in the event of its assignment.

     Except for those instances in which the 1940 Act allows amendment without shareholder approval, this Agreement may be amended only if such amendment is approved by the vote of a majority of the outstanding voting securities of the Portfolio and by vote of a majority of the Board of Trustees of the Portfolio who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

     The terms "specifically approved at least annually", "vote of a majority of the outstanding voting securities", "assignment", "affiliated person", and "interested persons", when used in this Agreement, shall have the respective meanings specified in, and shall be construed in a manner consistent with, the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

     8. Certain Records. Any records to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 adopted under the 1940 Act which are prepared or maintained by the Subadvisor on behalf of the Portfolio are the property of the Portfolio and will be surrendered promptly to the Portfolio on request.

     9. Survival of Compensation Rates. All rights to compensation under this Agreement shall survive the termination of this Agreement.

     10. Entire Agreement. This Agreement states the entire agreement of the parties with respect to investment advisory services to be provided to the Portfolio by the Subadvisor and may not be amended except in a writing signed by the parties hereto and approved in accordance with Section 7 hereof.

     11. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

     12. Change of Management and Pending Litigation. Subadvisor represents to Diversified that it will disclose to Diversified promptly after it has knowledge of any change or variation in its management structure or personnel or any significant change or variation in its management style or investment philosophy. In addition, Subadvisor represents to Diversified that it will similarly disclose to Diversified, promptly after it has knowledge, the existence of any pending legal action being brought against it whether in the form of a lawsuit or a non-routine investigation by any federal or state governmental agency.

     Diversified represents to Subadvisor that any information received by Diversified pursuant to this section will be kept strictly confidential and will not be disclosed to any third party.

     13. Use of Name. Subadvisor hereby agrees that Diversified may use the Subadvisor's name in its marketing or advertising materials. Diversified agrees to allow the Subadvisor to examine and approve any such materials prior to use.

     IN WITNESS WHEREOF, the parties thereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.

                                        Diversified Investment Advisors, Inc.


                                        By:
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                                        BlackRock Financial Management, Inc.


                                        By:
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                                   SCHEDULE B

The Subadvisor shall be compensated for its services under this Agreement on the basis of the below-described annual fee schedule. For purposes of applying this decremental fee schedule, any other assets managed by BlackRock for Diversified will be combined with the assets of this Portfolio to determine the applicable basis points charge, e.g., if BlackRock manages $700M for this Portfolio and $400M for one or more additional Diversified funds (Portfolios or other Diversified funds) then the applicable marginal charge for this Portfolio would be .0050 of net assets in excess of $1B for this example. The fee schedule shall only be amended by agreement between the parties.

                                  FEE SCHEDULE

                      .0012 OF THE FIRST $1B OF NET ASSETS
                      .0005 OF NET ASSETS IN EXCESS OF $1B

Net assets are equal to the market value of the Portfolio. Fees will be calculated by multiplying the arithmetic average of the beginning and ending monthly net assets by the fee schedule and dividing by twelve. The fee will be paid quarterly.

BlackRock Financial Management, Inc. agrees that if at any time during the term of this Subadvisory Agreement, BlackRock offers another of its U.S.-registered mutual fund clients for which BlackRock serves as subadvisor (other than a client that is an affiliated person of BlackRock) with assets equal to the Portfolio a lower fee than that set forth in this Schedule B for the management of a fund structured in a substantially similar way to that of the Core Bond Portfolio or Core Bond Fund that receives substantially similar services and which fund is primarily designed for retirement plans described in Schedule C attached hereto, then Diversified will also be charged the lower rate. Diversified will benefit from the lower rate from the first day that it is in effect for BlackRock's other client.

                                   SCHEDULE C

Target market for 401(a), 403(b) and 457 plans is those plans with assets between $1 and $250 million.